Preferred Apartment Communities, Inc. Announces Adjournment of Annual Meeting with Respect to Proposal No. 2 Until June 26, 2014
Atlanta, GA, May 8, 2014

Preferred Apartment Communities, Inc. (NYSE MKT: APTS) (the "Company" or "Preferred Apartment Communities") announced today at its Annual Meeting of Stockholders that the Annual Meeting was adjourned with respect to Proposal No. 2, a proposal to approve Articles of Amendment to the Company's charter to add holder redemption options in the first two years of ownership of the Company's Series A Redeemable Preferred Stock.
The required vote to approve Proposal No. 2 is two-thirds of the Company's outstanding shares, or 10,224,040 shares out of 15,336,059 shares outstanding as of the record date for stockholders entitled to vote. As of May 8, 2014, approximately 63% of the Company’s outstanding shares had been voted on this proposal, and of these shares, approximately 99% had been voted in favor of the charter amendment. In addition, at the Annual Meeting, stockholders re-elected all eight directors, with over 93% approval of each director, and ratified the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year with over 99% approval. The full results of the stockholder votes on these other proposals will be released in a separate Form 8-K filing.
"We are very pleased that our stockholders overwhelmingly re-elected our full board and ratified PWC as our independent registered public accounting firm for 2014," stated John A. Williams, the Chairman and Chief Executive Officer of the Company. Mr. Williams continued, "Given that our voting stockholders are almost unanimously in favor of the charter amendment, we believe it is important that stockholders who have yet to vote be provided additional time to do so, and we encourage those stockholders who have yet to vote to vote ‘for’ the proposal."
The meeting is being adjourned to provide the Company with additional time to solicit proxies from its stockholders with respect to Proposal No. 2. During the pendency of the adjourned meeting, stockholders are encouraged to vote on Proposal No. 2. Only stockholders of record on March 14, 2014 are entitled to and are being requested to vote. Stockholders may also change their vote for Proposal No. 2 by executing a new proxy, revoking a previously given proxy or attending the meeting and voting in person, as set forth in the Company's proxy statement.
The adjournment with respect to Proposal No. 2 will be until 9:00 a.m., Eastern Time, on June 26, 2014 at 3625 Cumberland Blvd., 3rd Floor, Atlanta, Georgia 30339. At that meeting, a stockholder vote on Proposal No. 2 regarding the charter amendment will take place.
The Company previously filed a proxy statement with the Securities and Exchange Commission (the "SEC") on March 21, 2014 pursuant to which the Company is soliciting proxies in connection with Proposal No. 2. Stockholders are urged to read the proxy statement and other relevant documents filed with the SEC. The Company’s proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC's website at www.sec.gov.

The Company encourages all stockholders who have not yet voted to do so before June 25, 2014 at 11:59 p.m. (Eastern Time). If you have any questions about the Annual Meeting, the adjournment, or if you require assistance on voting, please call Georgeson Inc., our proxy solicitor, at (888) 680-1526.

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of multifamily communities and other properties. As a secondary strategy, we also may acquire or originate senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 10% of our total assets in other real estate related investments, as determined by our manager as appropriate for us. Preferred Apartment

Communities, Inc. has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its tax year ended December 31, 2011.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
President and Chief Operating Officer
Email: lsilverstein@pacapts.com